EXHIBIT 16.1

July 7, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:     PALOMAR ENTERPRISES, INC.
        File No. 000-32829

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for PALOMAR ENTERPRISES, INC. and, under the date of May 6, 2005, we reported on the financial statements of Palomar Enterprises, Inc. as of and for the year ended December 31, 2004. On June 13, 2005, we notified Palomar Enterprises, Inc. that we would not be available for reappointment as the independent registered public accounting firm for the Company and we were disengaged by the Company on June 22, 2005. We have read Palomar Enterprises, Inc.'s statements included under
Item 4.01(a) of its Form 8-K filed on July 1, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Palomar's statement that during the two most recent fiscal years ended December 31, 2004, and the subsequent interim period prior to Epstein, Weber & Conover, PLC's dismissal, Palomar Enterprises, Inc. did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. However, during the past two fiscal years, we have orally informed management of Palomar Enterprises, Inc. of significant deficiencies in internal controls.

Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER, PLC